UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 13, 2007

OPEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

514 Via De La Valle, Suite 200
Solana Beach, California 92075

(Address of principal executive offices, including zip code)

(858) 794-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities.

Shutdown of Aurora Facility

On December 13, 2007, our board of directors approved a plan to shut down operations at our Aurora, Ontario, facility in Canada (the “Plan”).  Pursuant to the Plan, existing operations and specified assets at our Aurora facility will be transferred to our Grass Valley, California facility.  We anticipate selling some of the assets located at the Aurora facility and are currently evaluating which assets to retain and transfer and which to sell.  In addition, we are seeking a subtenant for our Aurora facility, which would eliminate or reduce the ongoing lease costs associated with the facility.  In connection with the Plan, substantially all of our employees at the Aurora facility will be terminated.  We expect that the Plan will be substantially complete as of January 31, 2008.

The primary costs associated with the Plan include employee termination costs, the costs of relocating assets from Aurora to Grass Valley and ongoing lease costs.  We estimate that costs associated with this action will be $300,000 to $350,000 for employee termination costs, $200,000 to $300,000 for asset impairment and relocation costs, depending upon which assets we determine to transfer to Grass Valley and $50,000 to $150,000 for ongoing lease costs depending on whether we are able to locate a subtenant for the Aurora facility and the terms of such sublease.   We expect total costs associated with the Plan to be between $550,000 and $800,000.

The Plan does not involve the discontinuance of any business line and we remain committed to the commercialization of our membrane product, which was historically manufactured at our Aurora facility.  The Plan is part of our overall corporate strategy pursuant to which we are outsourcing the majority of our high-volume manufacturing and concentrating on our core competencies as a leading designer of innovative products.  We are currently evaluating additional alternatives in an effort to optimize our manufacturing processes on a company-wide basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN ENERGY
CORPORATION

	By:	/s/ John E. Hart
John E. Hart
General Counsel

Date: December 19, 2007